EXHIBIT 10.8

JOINT VENTURE AGREEMENT

BETWEEN
GOLDEN OVAL EGGS
A DIVISION OF MIDWEST INVESTORS OF RENVILLE, INC.
AND
MIDWEST INVESTORS OF IOWA, COOPERATIVE

Midwest Investors of Iowa, Cooperative (“Midwest Iowa”), an Iowa Chapter 501 cooperative association and Midwest Investors of Renville, Inc. (“Golden Oval”), a farmer owned Minnesota cooperative association, (individually referred to as “Venturer” and collectively the “Venturers”) hereby agree to proceed on a joint venture basis to process Iowa agricultural products and other products under the terms of this Agreement (herein the “Project”).

1.                                       Midwest Iowa Obligations.  Midwest Iowa agrees to select a site or sites suitable for egg production and processing or other processing facilities as jointly agreed upon by Midwest Iowa and Golden Oval.  Upon identification of a suitable site or sites approved by Golden Oval, Golden Oval agrees to provide financing secured by mortgage and other security as necessary for the site acquisition.

Midwest Iowa agrees to pursue and obtain all permitting, zoning, conditional use, licensing and other approvals necessary for the processing operations.  Golden Oval agrees to advance or reimburse all costs for the permitting, zoning approvals, licensing, and other approvals.

2.                                       No Interest of Land in Golden Oval.  Midwest Iowa and Golden Oval agree that under this agreement Golden Oval shall have no interest in any agricultural land in Iowa and to the extent Golden Oval is alleged or deemed to have an interest in agricultural land in Iowa during the term of this agreement, Golden Oval shall transfer the interest to Midwest Iowa.

3.                                       Golden Oval Obligations.

(a)                                  Golden Oval agrees to construct and operate all Project-related processing and other facilities on the sites acquired by Midwest Iowa.  The purpose of the Project shall be in part to further process Iowa agricultural products and other products.

(b)                                 Golden Oval shall, if requested, provide financing to Midwest Iowa to purchase any approved sites.

(c)                                  Golden Oval shall reimburse any permitting or approval expenses incurred by Midwest Iowa upon request.

4.                                      Joint Efforts Towards Project.  Midwest Iowa and Golden Oval agree that each party will use best efforts to fulfill the purposes of the joint venture including the construction and operation of the Project.

5.                                      Term.  The term of this joint venture shall be 15 years and shall automatically be renewed for an additional 15 year period unless one of the parties notifies the other in writing that the joint venture shall not be renewed.

6.                                      Right of First Refusal Upon Termination.  Each Venturer who desires to transfer ( “Selling Partner”) an interest necessary for the joint venture (“Venture Property”), may transfer all or part of its Venture Property to a person (the “Third Party Buyer”) who has made a bona fide offer (as defined below in Section 6(d)) for all or part of such Venture Property (the “Offered Venture Property”) owned by the Selling Venturer, provided that the Selling Venturer grants the rights of first refusal to the other Venturer as described below:

(a)                                  If a Selling Venturer proposes to accept a bona fide offer for any Offered Venture Property, the Selling Venturer shall send (i) a written notice to the other Venturers which shall contain all of the material terms of the bona fide offer including, without limitation, the name and address of the offeror and the proposed transferee, the purchase price, the terms and conditions of payment, the date on which the sale is to be made, and (ii) evidence furnished in writing to the Selling Venturer by the Third Party Buyer regarding the Third Party Buyer’s financial ability to consummate the proposed purchase or similar information reasonably requested by the other Venturer.

(b)                                 The other Venturer shall have the right, but not the obligation, to purchase the Offered Venture Property from the Selling Venturer on the terms set forth in the bona fide offer at a closing that shall occur on the date 60 days after the date of the notice given pursuant to Section 6(a)(i); provided, however, that the other Venturer shall have the right to pay the purchase price in cash regardless of the manner of payment prescribed in the bona fide offer.  The other Venturer shall exercise such right, if at all, by giving the Selling Venturer written notice that they propose to purchase the Offered Venture Property by the date 20 days after the date of the notice given pursuant to Section 6(a)(i), which notice shall constitute an irrevocable binding commitment to the Selling Venturer.

(c)                                  If no notice is given within the 20-day period provided in subsection (b) above by the other Venturer to the Selling Venturer that they propose to purchase the Offered Venture Property, the Selling Venturer may sell the Offered Venture Property to the Third Party Buyer provided that the sale is made substantially in accordance with the terms of the bona fide offer and the sale is consummated by the date 180 days after the date of the bona fide offer.

(d)                                 For purposes of this Agreement, “bona fide offer” shall mean a written bona fide offer from a person or entity to acquire a Venture Property from a Selling Venturer within 180 days of the date of such offer.

7.                                      Merger Put and Call Rights.

(a)                                  If Golden Oval shall propose a merger or consolidation of the joint venture with or into any other entity (herein a “Business Combination”) and Midwest Iowa delivers to Golden Oval a written objection to such merger or consolidation and Golden Oval desires to consummate the merger or consolidation, Midwest Iowa shall sell to Golden Oval or its designee and Golden Oval or its designee shall purchase from Midwest Iowa for cash for the fair market value of Midwest Iowa’s Venture Property on the date of such notice to Midwest Iowa.  Fair market value shall be the average of the amounts determined by three qualified independent appraisers, one appointed by Golden Oval, one appointed by Midwest Iowa and the third appointed by the first two appraisers, unless one valuation is more than 25 percent greater or less than the average of the other two, in which case the average of the other two shall govern.  The appraisers shall be instructed to complete the appraisal within 30 days after their appointment and the closing shall occur 30 days thereafter.  At the closing, Midwest Iowa will transfer the Venture Property free and clear of all liens, claims and encumbrances except any liens, claims, or encumbrances in favor of Golden Oval and any appraisal must reduce the fair market values of Midwest Iowa’s Venture Property by the amount of Golden Oval’s liens, claims, and encumbrances.

(b)                                 If Midwest Iowa shall propose a Business Combination, such action shall immediately trigger Golden’s Oval’s rights outlined in Section 7(a) above except that Golden Oval shall be entitled to pay to Midwest Iowa the calculated purchase price for Midwest Iowa’s Venture Property on financing terms as determined by Golden Oval in its sole discretion; provided, however that such purchase price shall in any event be fully paid to Midwest Iowa within five (5) years after the date such Venture Property is conveyed to Golden Oval.  If Golden Oval elects not to exercise its rights hereunder to purchase Midwest Iowa’s Venture Property, the payment to Golden Oval for Golden Oval’s Venture Property shall in all cases be cash at closing.

8.                                      Miscellaneous.

(a)                                  Profits And Losses.  Profits will be distributed on a cooperative basis and in a manner that permits Midwest Iowa to pay fixed costs of ownership of the Property, including without limitation (a) insurance, (b) taxes, (c) costs of debt servicing on debt specifically related to acquisition of the Property, and (d) any income taxes of Midwest Iowa.  All other profits shall be distributed to Golden Oval.  Golden Oval shall advance such sums of money as may be required to carry out the purposes of the Project.

(b)                                 Control of Project.  Control of the Project shall be vested solely with Golden Oval.  Golden Oval shall provide personnel necessary to manage the Project.  All decisions relating to the activities of the parties pursuant to this Agreement, including, without limiting the generality hereof, any and all decisions with respect to plans for and construction of the new buildings to be erected for, and operation of, the Project, shall be made by designated Golden Oval personnel.

(c)                                  Banking.  The funds for the Project shall be kept in the Golden Oval bank account or in any other manner which may be agreed upon between the parties, to be withdrawn upon checks signed by an officer of Golden Oval

(d)                                 Contracts.  All contracts or commitments in connection with the Project must be signed by Golden Oval, and if requested by Golden Oval, or as otherwise required, shall be jointly signed by Midwest Iowa.

(e)                                  Insurance.  Golden Oval, agrees to purchase and carry in full fore and effect at all times during the duration of this Agreement commercial general liability insurance covering the Project in a reasonable and customary amount, which policy shall include coverage for bodily injury, property damage, and personal injury, and shall name Midwest Iowa as an additional insured.

(f)                                    Waiver.  Notwithstanding anything herein to the contrary, Golden Oval and Midwest Iowa hereby release one another and their respective officers, directors, and employees from any and all liability (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by property insurance or coverable by customary form of policy of the insurance required by the preceding paragraph, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

(g)                                 Notices.  Any notice required by this Agreement shall be given by registered or certified mail, addressed to the party to whom the notice is intended to be given at the last known address of said party or at such other address as the parties previously have furnished, in writing, to the other.

(h)                                 Modifications.  No change or modification of this Agreement shall be valid or binding upon the parties, nor shall any waiver of any term or condition be deemed a waiver of the term or condition in the future, unless the change or modification or waiver shall be in writing signed by the parties.

(i)                                     Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and assigns.

(j)                                     Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota.

MIDWEST INVESTORS OF IOWA, COOPERATIVE		GOLDEN OVAL EGGS, A DIVISION OF MIDWEST INVESTORS OF RENVILLE, INC.

By:	/s/ Marvin Breitkreutz	By:	/s/ Delmar Mulder

Its:	Vice Chair of Board	Its:	Chair of Board